Exhibit 99.1

Transcat, Inc.   35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports Record Annual Revenue and Net Income
for Fiscal 2013

Full Year

•	Record annual revenue of $112.3 million, up $2.3 million, or 2.1%; Service segment revenue increased 11.7% aided by recent acquisitions; distribution sales declined 2.7%.

•	Record net income of $3.7 million.

Fourth Quarter

•	Fourth quarter revenue increased $0.3 million, or 1%, over prior year. Growth of 14.1% in Service segment revenue offset decline in Distribution segment sales.

•	Distribution segment sales per business day increased 1.7% for the fourth quarter, but were negatively impacted by five fewer business days, resulting in a 5.9% sales decline.

•	Operating income, net income and EPS all improved approximately 50% for the fourth quarter, driven by expanded Service segment contribution margin and operating income improvements of 65.6% and 154.6%, respectively.

ROCHESTER, NY, May 21, 2013 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and compliance services and distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its fourth quarter and fiscal year ended March 30, 2013 (“fiscal 2013”). The fourth quarters of fiscal years 2013 and 2012 were 13-week and 14-week periods, respectively.  Included in reported results were those of Anacor Compliance Services, Inc., acquired on July 16, 2012, and Cal-Matrix Metrology Inc., acquired on January 25, 2013.

Fiscal 2013 fourth quarter total revenue increased 1.0% to $31.1 million from $30.8 million in the fourth quarter of the prior fiscal year driven by Service segment revenue growth of 14.1%.  Distribution segment sales declined 5.9% from the prior fiscal year period.

Operating income for the fourth quarter of fiscal 2013 was $3.0 million, a $1.0 million increase from the prior fiscal year period.  Operating margin improved 310 basis points to 9.5% in the fourth quarter of fiscal 2013 compared with 6.4% for the prior-year period.  Total operating expenses in the fourth quarter of fiscal 2013 declined $0.4 million, or 6.5%, primarily driven by a year-over-year decline in performance-based compensation.

Net income was $1.8 million, or $0.24 per diluted share, in the fourth quarter of fiscal 2013, compared with $1.2 million, or $0.16 per diluted share, in the fourth quarter of fiscal 2012.

Lee D. Rudow, President and Chief Operating Officer of Transcat, commented, “Our strategic acquisitions in the Service segment provided $1.5 million in fourth quarter revenue, resulting in a record quarter and more than offset the decrease in distribution sales.  Coming off a robust fiscal 2012 and despite the record revenue and net income, the challenging economic environment in fiscal 2013 was a major factor in achieving less than expected results, which reduced performance-based compensation.”

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

During the fourth quarter of fiscal 2013, Transcat generated $3.7 million of EBITDA (earnings before interest, taxes, depreciation and amortization), an increase of $1.0 million when compared with the same quarter of the prior fiscal year.  Service segment EBITDA increased 93.2%, from $0.9 million to $1.7 million, while the Distribution segment improved 12.1%, from $1.7 million to $1.9 million.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Service Segment Operating Income of $1.3 Million; More Than Doubling the Prior-Year Period

Service Segment:  Represents the Company’s accredited calibration, repair, inspection and compliance services business (39% of total revenue for the fourth quarter of fiscal 2013)

•
Service segment revenue increased 14.1%, or $1.5 million, to $12.2 million in the fourth quarter of fiscal 2013 compared with the fourth quarter of fiscal 2012, which was attributable to recent acquisitions.

•
Fourth quarter fiscal 2013 Service segment gross profit improved $0.9 million, or 30.8%, to $3.8 million compared with $2.9 million in the prior fiscal year period, while gross margin expanded 400 basis points over the prior year from 27.3% to 31.3%.

•
Service segment contribution margin increased $1.0 million, or 65.6%, to $2.4 million compared with the fourth quarter of fiscal 2012. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 10 for the Contribution Margin Reconciliation in the Business Segment Data.

•	Operating expenses associated with the Service segment increased 5.7% to $2.6 million in the fourth quarter of fiscal 2013 compared with the fourth quarter of the prior fiscal year.

•	Service segment operating income improved 154.6%, or $0.8 million, to $1.3 million from $0.5 million in the prior year. Operating margin over the same comparable period improved 570 basis points.

•
Service segment EBITDA increased 93.2% to $1.7 million in the fiscal 2013 fourth quarter compared with the fourth quarter of fiscal 2012.  As a percentage of Service segment revenue, EBITDA for the Service segment was 14.3% and 8.4% in the fourth quarters of fiscal 2013 and 2012, respectively.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Distribution Segment Sales Lower Due to Fewer Business Days

Distribution Segment:  Represents the Company’s distribution of professional grade handheld test, measurement and control instrumentation business (61% of total revenue for the fourth quarter of fiscal 2013)

•
Distribution segment sales were $18.9 million in the fourth quarter of fiscal 2013, a decrease of 5.9% from the fourth quarter of fiscal 2012 and include the impact of five fewer business days.  Average Distribution segment sales per day increased 1.7% to $300 thousand in the fourth quarter of fiscal 2013, compared with $295 thousand in the fourth quarter of fiscal 2012.

•
On-line distribution sales increased 14.5% to $2.4 million in the fourth quarter of fiscal 2013 from $2.1 million in the prior-year period. On-line sales accounted for 12.7% and 10.5% of Distribution segment sales in the fourth quarters of 2013 and 2012, respectively.

•
Fourth quarter Distribution segment gross profit decreased $0.3 million to $4.7 million, primarily due to the lower sales volume as a result of five fewer business days and competitive pricing pressures.  Distribution segment gross margin remained consistent at 24.7% for the fourth quarter of fiscal 2013 when compared with the fourth quarter of fiscal 2012, as increased discounting was offset by higher manufacturer’s rebates and cooperative advertising income.

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

•
Distribution segment operating income increased $0.2 million to $1.7 million in the fourth quarter of fiscal 2013. Lower gross profit was more than offset by reduced operating costs, including year-over-year declines in performance-based compensation. Operating margin improved to 9.0% or 170 basis points over the prior year.

•
Distribution segment EBITDA was $1.9 million, or 10.1% of segment sales, in the fourth quarter of fiscal 2013, compared with $1.7 million, or 8.5% of segment sales in the fourth quarter of fiscal 2012, a 160 basis point improvement. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Annual Review

Total revenue increased to a record $112.3 million in fiscal 2013 (a 52-week period), up 2.1% from total revenue of $110.0 million in fiscal 2012 (a 53-week period).  Revenue increases in the Service segment were partially offset by lower sales in the Distribution segment.

•
Service segment revenue increased 11.7% to $40.7 million in fiscal 2013, compared with $36.4 million in fiscal 2012. In a challenging economic environment, the increase in revenue was primarily due to acquisitions.

•
Distribution segment sales were $71.6 million in fiscal 2013, a decrease of 2.7% from $73.6 million. The average Distribution segment sales per business day have remained consistent over the last two fiscal years.

Gross margin was 24.4% in fiscal 2013 compared with 24.7% in the prior fiscal year.

•
Service segment gross margin improved 160 basis points to 25.3% in fiscal 2013 compared with 23.7% in the prior fiscal year. Margin improvement was primarily due to increased revenue combined with continued cost control.

•
Distribution segment gross margin decreased 120 basis points to 23.9% in fiscal 2013 compared with 25.1% in the prior fiscal year. The decline was primarily a result of increased price discounts extended to customers.

Operating expenses decreased modestly to $21.5 million in fiscal 2013, compared with $21.7 million in the prior fiscal year.  As a percentage of total revenue, operating expenses in fiscal 2013 improved to 19.1% from 19.7% in the prior year reflecting lower performance-based compensation, partially offset by one-time sales organization restructuring charges, implementation costs of the Company’s customer relationship management software, Salesforce.com, and additional direct marketing expenses.

Fiscal 2013 operating income improved $0.5 million, or 9.5%, to $5.9 million compared with fiscal 2012.  The increase was primarily due to the Service segment’s improved operating performance.  Operating margin for the year improved 40 basis points to 5.3%.  Net income was $3.7 million, or $0.49 per diluted share, in fiscal 2013, compared with $3.3 million, or $0.43 per diluted share, in fiscal 2012.

EBITDA was $8.5 million in fiscal 2013, compared with $8.3 million in fiscal 2012. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Strong and Flexible Balance Sheet

Net cash provided by operations was $5.2 million for fiscal 2013, compared with $6.3 million for fiscal 2012.  The decrease from prior year was primarily due to working capital requirements.

Capital expenditures in fiscal 2013 were $2.7 million compared with $1.4 million in fiscal 2012, and were primarily to support the Service segment, including additional capabilities, expanded laboratories and Salesforce.com.  Cash invested in business acquisitions in fiscal 2013 was $7.0 million compared with $3.1 million in fiscal 2012.

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

As of March 30, 2013, the Company had $12.0 million in availability under its $20 million secured revolving credit facility.

Outlook

Charles P. Hadeed, Chief Executive Officer of Transcat, commented, “The deepening of our geographic reach and expansion of our capabilities in our Services segment should continue to drive growth, margin expansion and cash flow generation in fiscal 2014.  In addition, we expect to realize the full year impact of our fiscal 2013 acquisitions, our expanded focus on strategic business development and the benefit of investments made in our sales organization.  We expect this will more than offset an increasingly price competitive marketplace for our Distribution segment and a stagnant economy.  We do expect that we will experience disproportionately higher year-over-year operating income growth in our second and third quarters of fiscal 2014.

"The successful implementation of our strategies has resulted in revenue growth of nearly 60% and earnings per share growth of over 50% in the last five years.  While maintaining our position as the premier source for the highest quality test and measurement instruments, we believe we are making measureable headway in capturing a greater share of the calibration services market.  Looking ahead, we believe we can continue to grow our top line, leverage our infrastructure and further strengthen our earnings power."

NOTE 1 – Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation and amortization), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission.  As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.  See the attached EBITDA Reconciliation table on page 9.

Contribution margin, a non-GAAP financial measure, consists of gross profit less sales, marketing and warehouse expenses.  We believe contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses.  Contribution margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  The material limitation associated with the use of contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses.  Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).  For further details on contribution margin, see the calculation of this non-GAAP financial measure and the reconciliation of contribution margin to gross profit on pages 10 and 11.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services including analytical instrument qualifications, equipment and process validation.  Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries.  Throughout its 18 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation.  Through its distribution products segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers.  The Company offers access to more than 25,000 test, measurement and control products.

Transcat’s growth strategy is to expand its service and distribution platform comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery.  Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the "generalist" service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words.  All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email:  jzimmer@transcat.com
-OR-
Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Distribution Sales	$18,888	$20,081	$71,641	$73,614
Service Revenue	12,199	10,691	40,655	36,406
Total Revenue	31,087	30,772	112,296	110,020

Cost of Distribution Sales	14,222	15,118	54,539	55,110
Cost of Services Sold	8,376	7,769	30,353	27,786
Total Cost of Revenue	22,598	22,887	84,892	82,896

Gross Profit	8,489	7,885	27,404	27,124

Selling, Marketing and Warehouse Expenses	3,215	3,680	13,001	13,751
Administrative Expenses	2,323	2,241	8,457	7,945
Total Operating Expenses	5,538	5,921	21,458	21,696

Operating Income	2,951	1,964	5,946	5,428

Interest and Other Expense, net	93	55	228	182

Income Before Income Taxes	2,858	1,909	5,718	5,246
Provision for Income Taxes	1,042	702	2,014	1,944

Net Income	$1,816	$1,207	$3,704	$3,302

Basic Earnings Per Share	$0.24	$0.16	$0.50	$0.45
Average Shares Outstanding	7,420	7,334	7,404	7,309

Diluted Earnings Per Share	$0.24	$0.16	$0.49	$0.43
Average Shares Outstanding	7,583	7,678	7,592	7,651

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	March 30,	March 31,
	2013	2012
ASSETS
Current Assets:
Cash	$406	$32
Accounts Receivable, less allowance for doubtful accounts of $118
and $99 as of March 30, 2013 and March 31, 2012, respectively	15,411	13,800
Other Receivables	977	845
Inventory, net	6,803	6,396
Prepaid Expenses and Other Current Assets	1,134	1,064
Deferred Tax Asset	1,087	1,041
Total Current Assets	25,818	23,178
Property and Equipment, net	6,885	5,306
Goodwill	17,592	13,390
Intangible Assets, net	3,691	2,449
Other Assets	1,061	654
Total Assets	$55,047	$44,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,883	$7,516
Accrued Compensation and Other Liabilities	3,979	5,171
Income Taxes Payable	465	366
Total Current Liabilities	13,327	13,053
Long-Term Debt	8,017	3,365
Deferred Tax Liability	551	139
Other Liabilities	1,502	1,042
Total Liabilities	23,397	17,599

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares
authorized; 7,423,507 and 7,840,994 shares issued as of
March 30, 2013 and March 31, 2012, respectively; 7,423,507
and 7,341,007 shares outstanding as of March 30, 2013 and
March 31, 2012, respectively	3,712	3,920
Capital in Excess of Par Value	10,616	10,810
Accumulated Other Comprehensive Income	481	448
Retained Earnings	16,841	14,394
Less: Treasury Stock, at cost, 498,782 shares as of March 31, 2012	-	(2,194)
Total Shareholders' Equity	31,650	27,378
Total Liabilities and Shareholders' Equity	$55,047	$44,977

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For the Years Ended
	March 30,	March 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$3,704	$3,302
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Deferred Income Taxes	43	91
Depreciation and Amortization	2,702	2,896
Provision for Accounts Receivable and Inventory Reserves	162	76
Stock-Based Compensation Expense	343	553
Change in Contingent Consideration	-	(50)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(842)	(1,981)
Inventory	(294)	989
Prepaid Expenses and Other Assets	(914)	(863)
Accounts Payable	1,389	(681)
Accrued Compensation and Other Liabilities	(1,070)	1,811
Income Taxes Payable	18	116
Net Cash Provided by Operating Activities	5,241	6,259

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(2,657)	(1,391)
Business Acquisitions, net of cash acquired	(7,029)	(3,122)
Net Cash Used in Investing Activities	(9,686)	(4,513)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	4,652	(1,888)
Payments of Contingent Consideration	(72)	(94)
Issuance of Common Stock	239	436
Repurchase of Common Stock	(110)	(247)
Excess Tax Benefits Related to Stock-Based Compensation	63	42
Net Cash Provided by (Used in) Financing Activities	4,772	(1,751)

Effect of Exchange Rate Changes on Cash	47	5

Net Increase in Cash	374	-
Cash at Beginning of Period	32	32
Cash at End of Period	$406	$32

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
Fiscal Years 2013 and 2012
Additional Information

EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

			FY2013

	Q1	Q2	Q3	Q4	YTD
Net Income	$361	$745	$782	$1,816	$3,704
+ Interest Expense	21	38	20	38	117
+ Other Expense (Income)	26	13	17	55	111
+ Provision for Income Taxes	186	384	402	1,042	2,014
Operating Income	$594	$1,180	$1,221	$2,951	$5,946
+ Depreciation & Amortization	600	621	724	757	2,702
+ Other (Expense) Income	(26)	(13)	(17)	(55)	(111)
EBITDA	$1,168	$1,788	$1,928	$3,653	$8,537

Segment Breakdown

Service Operating Income (Loss)	$(258)	$333	$(19)	$1,255	$1,311
+ Depreciation & Amortization	359	422	439	520	1,740
+ Other (Expense) Income	(18)	(14)	(18)	(34)	(84)
Service EBITDA	$83	$741	$402	$1,741	$2,967

Distribution Operating Income	$852	$847	$1,240	$1,696	$4,635
+ Depreciation & Amortization	241	199	285	237	962
+ Other (Expense) Income	(8)	1	1	(21)	(27)
Distribution EBITDA	$1,085	$1,047	$1,526	$1,912	$5,570

			FY2012

	Q1	Q2	Q3	Q4	YTD
Net Income	$325	$746	$1,024	$1,207	$3,302
+ Interest Expense	28	28	35	43	134
+ Other Expense (Income)	17	10	9	12	48
+ Provision for Income Taxes	200	457	585	702	1,944
Operating Income	$570	$1,241	$1,653	$1,964	$5,428
+ Depreciation & Amortization	670	738	833	655	2,896
+ Other (Expense) Income	(17)	(10)	(9)	(12)	(48)
EBITDA	$1,223	$1,969	$2,477	$2,607	$8,276

Segment Breakdown

Service Operating Income (Loss)	$(251)	$(216)	$(201)	$493	$(175)
+ Depreciation & Amortization	474	511	557	417	1,959
+ Other (Expense) Income	(11)	(9)	(8)	(9)	(37)
Service EBITDA	$212	$286	$348	$901	$1,747

Distribution Operating Income	$821	$1,457	$1,854	$1,471	$5,603
+ Depreciation & Amortization	196	227	276	238	937
+ Other (Expense) Income	(6)	(1)	(1)	(3)	(11)
Distribution EBITDA	$1,011	$1,683	$2,129	$1,706	$6,529

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2013 Q4	FY 2012 Q4	$	%

Service Revenue	$12,199	$10,691	$1,508	14.1%
Cost of Revenue	$8,376	$7,769	$607	7.8%
Gross Profit	$3,823	$2,922	$901	30.8%
Gross Margin	31.3%	27.3%

Selling, Marketing & Warehouse Expenses	$1,383	$1,449	$(66)	(4.6%)
Contribution Margin	$2,440	$1,473	$967	65.6%
% of Revenue	20.0%	13.8%

Administrative Expenses	$1,185	$980	$205	20.9%
Operating Income	$1,255	$493	$762	154.6%
% of Revenue	10.3%	4.6%

			Change
DISTRIBUTION	FY 2013 Q4	FY 2012 Q4	$	%
Distribution Sales	$18,888	$20,081	$(1,193)	(5.9%)
Cost of Sales	$14,222	$15,118	$(896)	(5.9%)
Gross Profit	$4,666	$4,963	$(297)	(6.0%)
Gross Margin	24.7%	24.7%

Selling, Marketing & Warehouse Expenses	$1,832	$2,231	$(399)	(17.9%)
Contribution Margin	$2,834	$2,732	$102	3.7%
% of Sales	15.0%	13.6%

Administrative Expenses	$1,138	$1,261	$(123)	(9.8%)
Operating Income	$1,696	$1,471	$225	15.3%
% of Sales	9.0%	7.3%

			Change
TOTAL	FY 2013 Q4	FY 2012 Q4	$	%

Total Revenue	$31,087	$30,772	$315	1.0%
Total Cost of Revenue	$22,598	$22,887	$(289)	(1.3%)
Gross Profit	$8,489	$7,885	$604	7.7%
Gross Margin	27.3%	25.6%

Selling, Marketing & Warehouse Expenses	$3,215	$3,680	$(465)	(12.6%)
Contribution Margin	$5,274	$4,205	$1,069	25.4%
% of Revenue	17.0%	13.7%

Administrative Expenses	$2,323	$2,241	$82	3.7%
Operating Income	$2,951	$1,964	$987	50.3%
% of Revenue	9.5%	6.4%

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2013	FY 2012	$	%

Service Revenue	$40,655	$36,406	$4,249	11.7%
Cost of Revenue	$30,353	$27,786	$2,567	9.2%
Gross Profit	$10,302	$8,620	$1,682	19.5%
Gross Margin	25.3%	23.7%

Selling, Marketing & Warehouse Expenses	$5,131	$5,415	$(284)	(5.2%)
Contribution Margin	$5,171	$3,205	$1,966	61.3%
% of Revenue	12.7%	8.8%

Administrative Expenses	$3,860	$3,380	$480	14.2%
Operating Income	$1,311	$(175)	$1,486	(849.1%)
% of Revenue	3.2%	(0.5%)

			Change
DISTRIBUTION	FY 2013	FY 2012	$	%
Distribution Sales	$71,641	$73,614	$(1,973)	(2.7%)
Cost of Sales	$54,539	$55,110	$(571)	(1.0%)
Gross Profit	$17,102	$18,504	$(1,402)	(7.6%)
Gross Margin	23.9%	25.1%

Selling, Marketing & Warehouse Expenses	$7,870	$8,336	$(466)	(5.6%)
Contribution Margin	$9,232	$10,168	$(936)	(9.2%)
% of Sales	12.9%	13.8%

Administrative Expenses	$4,597	$4,565	$32	0.7%
Operating Income	$4,635	$5,603	$(968)	(17.3%)
% of Sales	6.5%	7.6%

			Change
TOTAL	FY 2013	FY 2012	$	%

Total Revenue	$112,296	$110,020	$2,276	2.1%
Total Cost of Revenue	$84,892	$82,896	$1,996	2.4%
Gross Profit	$27,404	$27,124	$280	1.0%
Gross Margin	24.4%	24.7%

Selling, Marketing & Warehouse Expenses	$13,001	$13,751	$(750)	(5.5%)
Contribution Margin	$14,403	$13,373	$1,030	7.7%
% of Revenue	12.8%	12.2%

Administrative Expenses	$8,457	$7,945	$512	6.4%
Operating Income	$5,946	$5,428	$518	9.5%
% of Revenue	5.3%	4.9%

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Transcat Reports Record Annual Revenue and Net Income for Fiscal 2013
May 21, 2013

DISTRIBUTION SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

			Change
	FY 2013 Q4	FY 2012 Q4	$	%
Distribution Sales	$18,888	$20,081	$(1,193)	(5.9%)
Business Days	63	68	(5)
Sales Per Business Day	$300	$295	$5	1.7%

			Change
	FY 2013 YTD	FY 2012 YTD	$	%
Distribution Sales	$71,641	$73,614	$(1,973)	(2.7%)
Business Days	250	258	(8)
Sales Per Business Day	$287	$285	$2	0.7%

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